Exhibit 10.1

AMENDMENT #11 TO A LEASE AGREEMENT

BETWEEN DOMINO’S FARMS OFFICE PARK LLC

(LANDLORD) AND DOMINO’S PIZZA LLC (TENANT)

THIS AMENDMENT #11 TO A LEASE AGREEMENT is made as of July 17, 2018 (the “Effective Date”) by and between DOMINO’S FARMS OFFICE PARK LLC, a Michigan Limited Liability Company, f/k/a Domino’s Farms Office Park Limited Partnership (Landlord) and DOMINO’S PIZZA LLC (Tenant).

WHEREAS, Landlord entered into a Lease Agreement (the Lease) for a portion of the office building known as Domino’s Farms Prairie House located at 30 Frank Lloyd Wright Drive, Ann Arbor, Michigan 48106 with Domino’s Pizza, Inc., whose successor in interest is Domino’s Pizza LLC (Tenant), for a term of five (5) years commencing as of December 21, 1998; and

WHEREAS, via a First Amendment to Lease dated August 8, 2002, Landlord and Tenant extended the term of the Lease Agreement, included additional space as a part of the Premises, and incorporated additional provisions; and

WHEREAS, via a Second Amendment to Lease dated May 5, 2004, Landlord and Tenant amended the Lease by replacing Section B (Premises) of the First Amended Standard Lease Summary; and

WHEREAS, via a Third Amendment to Lease dated November 18, 2009, Landlord and Tenant amended the Lease to clarify actual size of the warehouse and to add an additional 4,790 usable square feet of space, and

WHEREAS, via a “Fourth Amendment to Lease” dated April, 2010, Landlord and Tenant amended the Lease for the temporary lease of additional space, and

WHEREAS, via a further amendment mistakenly captioned as the “Fourth Amendment to Lease” dated August 28, 2012, Landlord and Tenant amended the Lease to expand the primary Premises and extend the Term of the Lease through December 31, 2022, and

WHEREAS, via a Fifth Amendment to Lease dated February 2015, Landlord and Tenant amended the Lease for the temporary lease of additional space, and

WHEREAS, via a Sixth Amendment to Lease, Landlord and Tenant amended the Lease in February 2015 to expand the primary Premises, and

WHEREAS, via a Seventh Amendment to Lease dated April 2016, Tenant absorbed an additional 6,448 rentable square feet (5,607 usable square feet) located at Lobby H on Level 3, and

WHEREAS, via an Eighth Amendment to Lease dated November 4, 2016 Tenant absorbed an additional 15,700 rentable square feet (13,652 usable square feet) located at Lobby D on Level 3, and

WHEREAS, via a Ninth Amendment to Lease dated February 16, 2017, Tenant absorbed an additional 9,343 rentable square feet (8,124 usable square feet) located at Lobby K on Level 1, and

WHEREAS, via a Tenth Amendment to Lease dated October 2017, Tenant expanded to the south of Premises on the third level into the space formerly occupied by IBM equal to 8,188 rentable square feet (7,120 usable square feet), and

WHEREAS, Tenant desires to extend the Term for the Lease;

NOW, THEREFORE, Landlord and Tenant agree to the following:

PREMISES

The Premises covered by this Lease are as follows:

Office space, lab space, and conference center: 262,781 rentable square feet

Warehouse: 5,019 usable square feet

Office space (temporary) per the Fifth Amendment: 2,669 rentable square feet

Locations: Highlighted areas as shown on the attached Rider A.

TERM

The Initial Term of this Lease shall expire at midnight on the last day of the month 120 months (i.e. 10 years) after the date of receipt by Tenant from Landlord of a copy of the Certificate of Occupancy from Ann Arbor Township Building inspector for the Annex Building (see subsequent Amendment #12), except for the office spaces identified in the Fifth and Ninth Amendments as Suite J-1050 located on Level 1 of the building at Lobby J, and Suite K-1100 located on Level 1 of the building at Lobby K, respectively, which terms shall remain and expire as set forth in the respective Fifth and Ninth Amendments.

RENT

The rent for the Premises will remain at the current rate through December 31, 2018, as shown on Schedule 1 attached to this 11th Amendment. Commencing January 1, 2019 and through the end of the Lease, the rental rate shall be adjusted annually (to be effective on January 1 of each calendar year) in accordance with the following:

2019 – 2021: The base annual rent set forth on Schedule 1 shall increase each year to reflect the cost of living increase in accordance with any increase in the Consumers Price Index of the Bureau of Labor Statistics all items indexed for Detroit, Michigan or by two and one-quarter percent (2.25%), whichever is less, provided however, in no event shall the base rent as adjusted be reduced from the previous year.

2022 and 2023: The base annual rent shall increase each year to reflect the cost of living increase in accordance with any increase in the Consumers Price Index of the Bureau of Labor Statistics all items indexed for Detroit, Michigan or by two and one-half percent (2.50%), whichever is less, provided however, in no event shall the base rent as adjusted be reduced from the previous year.

2024 – 2029: The base annual rent shall increase each year to reflect the cost of living increase in accordance with any increase in the Consumers Price Index of the Bureau of Labor Statistics all items indexed for Detroit, Michigan or by three percent (3.0%), whichever is less, provided however, in no event shall the base rent as adjusted be reduced from the previous year.

TENANT IMPROVEMENT ALLOWANCE

The Landlord shall contribute an additional $2,500,000 towards the renovation of the space occupied by the Tenant. It shall be payable by separate payment from Landlord to the Tenant in ten (10) installments of $250,000 each due on the first (1st) business day of each calendar year for years 2019 through 2028. This is in addition to the annual installments of $102,500 for years 2019 through 2022 provided for in the Fourth Amendment. In the event these amounts are not paid by Landlord to Tenant within thirty (30) days after written notice from Tenant that such amounts are due, Tenant may set off the unpaid amount together with interest at the amount specified in Section 5.02 of the Lease against the installments of base annual rent next coming due until the total amount due from Landlord is recaptured by Tenant.

OPTION TO RENEW

Upon expiration of the Initial Term as modified by this Amendment #11 to Lease, provided that Tenant is not then in default beyond the expiration of any applicable grace and cure period after notice, Tenant may extend the term of this Lease for an additional term of five (5) years (the First Extended Term) and Tenant may extend the term of this Lease for an additional term consisting of five (5) years (the Second Extended Term) upon the expiration of the First Extended Term, provided that the Tenant has exercised its option for the First Extended Term and is not then in default beyond the expiration of any applicable grace and cure period after notice. The Tenant shall exercise the option(s) by notifying the

Landlord in writing at least three hundred sixty (360) days before the then existing Term expires. The base annual rent for each Extended Term shall increase to reflect the cost of living increase in accordance with any increase in the Consumers Price Index of the Bureau of Labor Statistics all items indexed for Detroit, Michigan or by three percent (3.0%), whichever is less, provided however, in no event shall the annual rent as adjusted be reduced from the previous year.

If the Tenant exercises an option to extend the Lease term for the First Extended Term or the Second Extended Term, the Landlord shall agree to contribute $1.50 per usable square foot of office space per year, during the extended term(s), for the purpose of refurbishment of the Premises. Tenant may retain any amount unspent during any calendar year for use in future years. In the event these amounts are not paid by Landlord to Tenant within thirty (30) days after written notice from Tenant that such amounts are due, Tenant may set off the unpaid amount together with interest at the amount specified in Section 5.02 of the Lease against the installments of base annual rent next coming due until the total amount due from Landlord is recaptured by Tenant.

RIGHT OF FIRST OFFER

Tenant shall have a Right of First Offer for an expansion into additional suites that are contiguous to the Premises currently occupied by the Tenant. Specifically, this Right of First Offer shall apply to the suites currently occupied by and known as:

U of M Sleep Clinic (Lobby L on Level 1) - 7,483 usable sf / 8,605 rentable sf

PSED (Lobby D on Level 2) - 4,960 usable sf / 5,704 rentable sf

Financial Concepts (Lobby H on Level 3) -1,776 usable sf / 2,042 rentable sf

Speyside Equity (Lobby H on Level 3) - 1,588 usable sf / 1,826 rentable sf

U of M NETT (Lobby H on Level 3) - 6,611 usable sf / 7,603 rentable sf

VA – OI+T (Lobby J on Level 3) - 5,945 usable sf / 6,837 rentable sf

Hylant (Lobby H on Level 4) - 17,155 usable sf / 19,728 rentable sf

The Landlord will notify Tenant at such time that Landlord learns that said suite(s) will become available, on the terms and conditions that Landlord is willing to lease such space, except that the terms shall be coterminous with the Term of this Lease, and Tenant shall have thirty (30) days to commit to or release the suite(s), on the same terms, or such smaller portion as Landlord shall approve.

If Tenant exercises the Right of First Offer to expand into one of these additional spaces as they become available, this Right of First Offer will extend to space contiguous to the new space being occupied by Tenant. If Tenant fails to exercise the Right of First Offer, but Landlord fails, within 180 days of the offer notice, to consummate the lease of such space, Tenant’s Right of First Offer shall revive and again apply to such space.

SURVIVAL OF LEASE

Except as set forth in this Amendment, all other terms and conditions of the Lease shall remain the same and unchanged in full force and effect.

IN WITNESS WHEREOF, the parties have hereunto executed this AMENDMENT #11 TO LEASE AGREEMENT as of the day and year first above written.

TENANT:	LANDLORD:
DOMINO’S PIZZA LLC	DOMINO’S FARMS OFFICE PARK LLC
(a Michigan limited liability company)	(a Michigan limited liability company)

By:	/s/ Richard Allison	By:	/s/ Paul R. Roney
	Richard Allison		Paul R. Roney
Its:	Chief Executive Officer		Its: Manager

Rider A

Areas of Premises Highlighted

[Drawing attached]

Schedule 1 – Current Rent (7/2018 —12/2018)

Space	Square Footage	Rent per Square Foot	Monthly Rent	Annual Rent
Office space, lab space and conference center	262,781 (rentable square feet)	$29.77	$651,915.86	$7,822,990.32
Warehouse	5,019 (usable square feet)	$14.25	$5,960.06	$71,520.72
Office Suite (temporary)	2,669 (rentable square feet)	$21.79	$4,846.46	$58,157.52